Exhibit 99.1

Acadia Realty Trust Announces Offering of 4.5 Million Common Shares

NEW YORK--(BUSINESS WIRE)--April 13, 2009--Acadia Realty Trust (NYSE: AKR – “Acadia” or the “Company”), a real estate investment trust (“REIT”) announced today that it plans to issue 4.5 million common shares of beneficial interest (“Common Shares”) in an underwritten public offering. The Common Shares will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.

The underwriters will be granted a 30-day option to purchase up to an additional 675,000 Common Shares. The book-running manager for this offering is Merrill Lynch & Co. The Co-Managers are J.P.Morgan, Barclays Capital, UBS Investment Bank and RBC Capital Markets.

The Company plans to use a portion of the net proceeds from the offering to reduce its indebtedness and the remaining net proceeds for general corporate purposes, which may include, among other things, further repayment of the Company’s debt, future acquisitions and redevelopments of, and capital improvements to, the Company’s properties.

Copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may be obtained from Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in urban and suburban markets in major metropolitan areas.

Factors that could cause its forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2009 ("Form 10-K") and other periodic reports filed with the SEC and the preliminary prospectus supplement dated April 13, 2009, including risks related to: (i) dilution resulting from the Offering; (ii) the current global financial crisis and its effect on retail tenants, including several recent bankruptcies of major retailers; (iii) the Company’s reliance on revenues derived from major tenants; (iv) the Company’s limited control over joint venture investments; (v) the Company’s partnership structure; (vi) real estate and the geographic concentration of its properties; (vii) market interest rates; (viii) leverage; (ix) liability for environmental matters;(x) the Company’s growth strategy; (xi) the Company’s status as a REIT (xii) uninsured losses and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports the Company files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100